Exhibit 99.1

Voyager Therapeutics Announces Pricing of Public Offering

LEXINGTON, Mass., JANUARY 4, 2024 – Voyager Therapeutics, Inc. (Nasdaq: VYGR), a biotechnology company dedicated to advancing neurogenetic medicines, today announced the pricing of an underwritten public offering of 7,777,778 shares of its common stock at a public offering price of $9.00 per share, and, to investors who so choose in lieu of common stock, pre-funded warrants to purchase an aggregate of 3,333,333 shares of common stock at a public offering price of $8.999 per pre-funded warrant, for aggregate gross proceeds of approximately $100 million, before deducting underwriting discounts and commissions and other offering expenses payable by the Company. The purchase price per pre-funded warrant represents the per share public offering price for the common stock, minus the $0.001 per share exercise price of each pre-funded warrant. All of the securities in the offering are being sold by the Company. The offering is expected to close on or about January 9, 2024, subject to the satisfaction of customary closing conditions. In addition, the Company has granted the underwriters of the offering a 30-day option to purchase up to an additional 1,666,665 shares of its common stock at the public offering price, less underwriting discounts and commissions.

Citigroup and Guggenheim Securities are acting as joint book-running managers for the offering. Oppenheimer & Co. is acting as book-running manager for the offering.

The Company intends to use the net proceeds from this offering, together with its existing cash and cash equivalents and marketable securities, the $20.0 million the Company received from Novartis Pharma AG (Novartis) in January 2024 as consideration for the purchase of shares of its common stock and the additional $80.0 million upfront payment the Company anticipates receiving from Novartis in connection with the Company’s entry into a strategic collaboration and a stock purchase agreement with Novartis in December 2023, to advance the Company’s anti-tau antibody program for the treatment of Alzheimer’s disease (AD) and its SOD1 silencing gene therapy program for the treatment of amyotrophic lateral sclerosis (ALS) into clinical development, to advance its tau silencing gene therapy program for the treatment of AD and its anti-amyloid gene therapy program for the treatment of AD in preclinical development, to support its other preclinical development programs, and for working capital and other general corporate purposes.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-268240) that was previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC). The offering is made only by means of a prospectus supplement and the accompanying prospectus that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the public offering has been filed with the SEC and may be obtained for free by visiting the SEC’s website at www.sec.gov. A final prospectus supplement relating to the public offering will be filed with the SEC. Copies of the preliminary prospectus supplement, the final prospectus supplement, when available, and the accompanying prospectus relating to this offering may also be obtained, when available, by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146, Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com, and Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

Voyager Therapeutics, Inc. • 75 Hayden Avenue, Lexington, MA 02421 • 857.259.5340 • voyagertherapeutics.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Voyager Therapeutics

Voyager Therapeutics is a biotechnology company dedicated to leveraging the power of human genetics to modify the course of – and ultimately cure – neurological diseases. The Company’s pipeline includes both wholly owned and collaborative programs for Alzheimer’s disease, amyotrophic lateral sclerosis, Parkinson’s disease, and multiple other diseases of the central nervous system. Many of the Company’s programs are derived from its TRACER™ AAV capsid discovery platform, which the Company has used to generate novel capsids and identify associated receptors.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “anticipate,” “expect,” “plan,” “believe,” “potential,” “proposed,” “will,” “would,” “intend,” or “may,” and other similar expressions are intended to identify forward-looking statements.

For example, any statements in this press release about future expectations, plans, and prospects for Voyager, including the anticipated closing date of the public offering, the receipt of any payments from Novartis Pharma AG and the Company’s anticipated use of proceeds of the public offering, are forward-looking. All forward-looking statements are based on estimates and assumptions by Voyager’s management that, although Voyager believes such forward-looking statements to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Voyager expected. Such risks and uncertainties include, among others, uncertainties related to market conditions, the satisfaction of customary closing conditions related to the public offering, and other factors discussed in the “Risk Factors” section contained in the preliminary prospectus supplement related to the public offering and the Company’s quarterly and annual reports filed with the SEC.

All information in the press release is as of the date of this press release, and any forward-looking statement speaks only as of the date on which it was made. Voyager undertakes no obligation to publicly update or revise this information or any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Voyager Therapeutics® is a registered trademark, and TRACER™ is a trademark, of Voyager Therapeutics, Inc.

Contacts

Investors

Investors@vygr.com

Andrew Funderburk
afunderburk@kendallir.com

Media

Trista Morrison
tmorrison@vygr.com

Peg Rusconi

prusconi@vergescientific.com

Voyager Therapeutics, Inc. • 75 Hayden Avenue, Lexington, MA 02421 • 857.259.5340 • voyagertherapeutics.com